Exhibit 10.17

CORSAIR MEMORY, INC.

2009 ANNUAL INCENTIVE PLAN

Annual incentive compensation for Corsair Memory Inc.’s (the “Company”) executive officers under the 2009 Annual Incentive Plan (“AIP”) is based on the achievement of pre-established company and individual objectives for the year and is paid in cash. Awards under the AIP are paid in March of each year based on the prior year’s performance. All of the Company’s executive officers, including its Chief Executive Officer, are eligible to receive annual cash incentive compensation under the AIP.

The compensation committee establishes (1) performance measures based on company and individual performance and (2) a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals. The Chief Executive Officer recommends to the compensation committee a proposed approach to setting performance measures and targets. The established performance measures for the executive officers under the AIP were a combination of company performance and individual performance, weighted two-thirds towards company performance and one-third towards individual performance. The Company weights the annual incentive award to company performance. The target incentive award is 20% of the executive officer’s annual base salary with a maximum incentive award opportunity of 75% of annual base salary for Mr. Flahaux and 100% of annual base salary for Mr. Paul and Mr. Hawkins.

Company performance. The Company performance target was adjusted EBIT, which is defined as net income (loss) less other income (expense), net, plus interest expense, net, loss on revaluation of common stock warrants, income tax expense (benefit) and stock-based compensation (benefit) expense. Payout for the Company performance is triggered if performance exceeds 10% of the prior year’s adjusted EBIT up to 150% of the prior year’s adjusted EBIT.

Individual performance. The compensation committee gives no specific weighting to individual performance goals, and it evaluates individual performance in a non-formulaic manner. The one-third of the target incentive award that is based on individual performance is calculated based on a multiple that ranges from 0.0 to 1.5 times of the target incentive award opportunity allocated to individual performance. If the executive officer’s performance meets, but does not exceed, expectations, he receives a multiple of 1 times the target incentive award. The individual performance based award does not depend on the achievement of the Company performance goal.